                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

                              [Amendment No.   ]

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Section 240.14a-11(c) or
    Section 240.14a-12

                                 DEB SHOPS, INC.
 -----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each  party to the  controversy  pursuant  to  Exchange  Act Rule
    14a-6(i)(3).

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------
*Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as  provided  by  Exchange  Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:_______________________________________________

    2) Form Schedule or Registration Statement No.:__________________________

    3) Filing Party:_________________________________________________________

    4) Date Filed:___________________________________________________________

                                 DEB SHOPS, INC.

                 9401 BLUE GRASS ROAD, PHILADELPHIA, PA 19114
                                (215)676-6000

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                TO BE HELD ON
                           WEDNESDAY, MAY 22, 1996
                                AT 10:00 A.M.

TO THE SHAREHOLDERS:

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Deb Shops, Inc., a Pennsylvania corporation, will be held on Wednesday, May 22, 1996 at 10:00 a.m. at the offices of the Company, 9401 Blue Grass Road, Philadelphia, Pennsylvania. The purposes of the meeting are to:

       1. Elect six (6) directors to serve until the next annual meeting of shareholders and until the election and qualification of their respective successors; and

       2. Approve the Deb Shops, Inc. 1995 Incentive Stock Option Plan; and

       3. Transact such other business as may properly come before the meeting or any adjournments thereof.

   Information concerning such matters is set forth in the following Proxy Statement.

   April 5, 1996 is the Record Date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.

   The accompanying form of Proxy is solicited by the Board of Directors of the Company. Even if you are planning to attend the Annual Meeting, please complete, date, sign and return the Proxy.

              By Order of the Board of Directors of the Company

 WARREN WEINER, Secretary                           MARVIN ROUNICK, President

Dated: April 26, 1996

                                 DEB SHOPS, INC.
                 9401 BLUE GRASS ROAD, PHILADELPHIA, PA 19114

                               -------------------

                                 PROXY STATEMENT

                               -------------------

                 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON
                                 MAY 22, 1996

                               -------------------

   This Proxy Statement is submitted with the attached Notice of Annual Meeting of Shareholders of Deb Shops, Inc. (the "Company") to be held on Wednesday, May 22, 1996 at 10:00 a.m., at the offices of the Company, 9401 Blue Grass Road, Philadelphia, Pennsylvania. The form of Proxy is enclosed. This Proxy Statement is being sent or given to shareholders of the Company on or about April 26, 1996.

                              REVOCABILITY OF PROXY

   A Proxy executed in the form enclosed may be revoked at any time prior to its exercise by notifying the Secretary of the Company in writing, by delivering a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

                         PERSONS MAKING THE SOLICITATION

   The accompanying Proxy is being solicited on behalf of the Board of Directors of the Company. In addition to mailing the proxy material, solicitation may be made in person or by telephone or telegraph by directors, officers or regular employees of the Company or of its subsidiaries, none of whom will receive additional compensation in connection with such solicitation. The expense of the solicitation of Proxies for the Annual Meeting will be borne by the Company. The Company will request banks, brokers and other nominees to forward proxy materials to beneficial owners of stock held by them and will reimburse such banks, brokers and other nominees for their reasonable out-of-pocket expenses in doing so.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

   The holders of record of the Common Stock of the Company at the close of business on April 5, 1996 (the "Record Date") will be entitled to vote on all matters presented for vote at the Annual Meeting. At the close of business on April 5, 1996, the total number of outstanding shares of Common Stock was 12,844,680 shares. Each share of Common Stock will be entitled to one vote on all business to come before the Annual Meeting on which a vote is taken. The presence, in person or by proxy, of shareholders entitled to cast a majority of the votes which all shareholders are entitled to cast on each matter to be voted on at the meeting is necessary for a quorum as to that matter. The vote of at least a majority of the shareholders present, in person or by proxy, is required to elect the Board of Directors and for the approval of the Deb Shops, Inc. 1995 Incentive Stock Option Plan.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information, as of April 5, 1996, with respect to (i) each person who is known to the Company to be the beneficial owner of more than 5% of the Company's outstanding Common Stock,
(ii) each director, (iii) the chief executive officer and each of the four other most highly compensated executive officers, and (iv) all directors and executive officers of the Company as a group.

                                 Amount and
                                   Nature
Name and Address of             of Beneficial       Title of           Percent
Beneficial Owner (1)              Ownership           Class           of Class
 ---------------------------   ---------------   ---------------    --------------
Marvin Rounick(2)               3,849,656(3)     Common Stock        30.0%
9401 Blue Grass Road                             Series A
Philadelphia, PA 19114                230        Preferred Stock     50.0%

Warren Weiner                   2,700,264(4)     Common Stock        21.0%
9401 Blue Grass Road                             Series A
Philadelphia, PA 19114                230        Preferred Stock     50.0%

Penny Weiner                    1,616,238(5)     Common Stock        12.6%
9401 Blue Grass Road
Philadelphia, PA 19114

Barry H. Frank                  1,628,982(6)     Common Stock        12.7%
1735 Market Street
Philadelphia, PA 19103-7598

Robert Shein                    1,630,882(6)(7)  Common Stock        12.7%
896 Roscommon Road
Bryn Mawr, PA 19010

Jack A. Rounick(2)              1,363,875(8)     Common Stock        10.6%
516 Swede Street
Norristown, PA 19401

Paul S. Bachow                        -0-        Common Stock         -0-

Barry H. Feinberg                     -0-        Common Stock         -0-

Allan Laufgraben                      -0-        Common Stock         -0-

Stanley A. Uhr                        240(9)     Common Stock        Less than 1%

Barry Vesotsky                     20,528        Common Stock        Less than 1%

All Directors and               9,570,841        Common Stock        74.5%
Officers as a Group                              Series A
(11 persons)                          460        Preferred Stock     100.0%

- ------
(1) Addresses are included for beneficial owners of more than 5% of the Common Stock. Information as to certain of such shareholders has been derived from filings made with the Securities and Exchange Commission. Beneficial ownership has been determined pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

(2) Marvin Rounick and Jack A. Rounick are brothers.

(3) Marvin Rounick has sole voting and dispositive power with respect to 3,165,920 shares (24.7%), and shared voting and dispositive power with Judy Rounick, his wife, with respect to 683,736 shares (5.3%). The foregoing table does not include 750,000 shares (5.8%) held by a trust of which Mr. Rounick is the sole beneficiary, but as to which neither Mr. nor Mrs. Rounick has voting or dispositive power (see note (8) below).

(4) Warren Weiner has sole voting and dispositive power with respect to 1,047,766 shares (8.2%) and shared voting and dispositive power with Penny Weiner, his wife, with respect to 1,616,238 shares (12.6%). The table also includes 25,000 shares held by trusts for the benefit of Mr. Weiner's nephew and nieces, as to which Mr. Weiner has sole voting and dispositive power as trustee; Warren Weiner disclaims beneficial ownership of those shares. The foregoing table does not include 605,504 shares (4.7%) held by a trust of which Mr. Weiner is the sole beneficiary, and 1,023,478 shares (8.0%) held by a trust of which Mrs. Weiner is the sole beneficiary, but as to which neither Mr. nor Mrs. Weiner has voting or dispositive power (see note (6) below). The table includes 11,260 shares to which Mr. Weiner may become entitled under the Company's Employee Savings and Protection Plan.

(5) Penny Weiner has shared voting and dispositive power with Warren Weiner, her husband, with respect to these shares. See note (4) above.

(6) Messrs. Frank and Shein share voting and dispositive power, as co-trustees, as to 1,628,982 shares held by trusts for the benefit of Mr. or Mrs. Warren Weiner. Messrs. Frank and Shein disclaim beneficial ownership of these shares.

(7) Includes 900 shares held for a child under the Uniform Gift to Minors Act, as to which Mr. Shein has sole voting and dispositive power; he disclaims beneficial ownership of such shares.

(8) Jack A. Rounick has sole voting power with respect to 556,975 shares (4.3%), as to which he also has sole dispositive power with respect to 137,151 shares and shared dispositive power with Noreen Rounick, his wife, with respect to 419,824 shares; and has shared voting and dispositive power, with his wife, with respect to 56,900 shares. The table also includes 750,000 shares (5.8%) held by a trust for the benefit of Marvin Rounick, in which Jack Rounick shares voting and dispositive power as a co-trustee; Jack Rounick disclaims beneficial ownership of these shares.

(9) Includes 120 shares held for his children under the Uniform Gift to Minors Act, as to which Mr. Uhr has sole voting and dispositive power; he disclaims beneficial ownership of such shares.

                            ELECTION OF DIRECTORS

   Six (6) directors will be elected to hold office subject to the provisions of the Company's By-Laws until the next annual meeting of shareholders and until their respective successors are duly elected and qualified.

   The following table sets forth the name, age, position with the Company and respective service dates of each person who has been nominated to be a director of the Company.

                                                                         Director
          Name             Age         Position with the Company           Since
- -----------------------   -----    -----------------------------------   ----------
Marvin Rounick ........    56     Director, President and Chief Executive  1973
                                  Officer

Warren Weiner .........    52     Director, Executive Vice President,      1973
                                  Secretary and Treasurer

Jack A. Rounick .......    60     Director, Assistant Secretary            1973

Paul S. Bachow ........    45     Director                                 1989

Barry H. Feinberg .....    50     Director                                 1989

Barry H. Frank ........    57     Director                                 1989

   Marvin Rounick and Jack A. Rounick are brothers.

PRINCIPAL OCCUPATIONS OF THE NOMINEES TO BE DIRECTORS

   Marvin Rounick has been employed by the Company since 1961. Since 1979, he has served as the President and Chief Executive Officer. Prior to that time, he served as Vice President, Operations and General Merchandise Manager.

   Warren Weiner was employed by the Company from 1965 until 1975. He rejoined the Company in January, 1982 as Executive Vice President, Secretary and Treasurer.

   Jack A. Rounick is Assistant Secretary of the Company. Since October, 1995, he has been engaged in the private practice of law in Norristown, Pennsylvania. In addition, since 1984 Mr. Rounick has been a director, and from 1984 to May, 1993 was Vice President and General Counsel, of Martin Lawrence Limited Editions, Inc., a public company engaged in the business of publishing and selling lithographs, paintings and other works of art on a wholesale basis and through company-owned art galleries. Mr. Rounick was also, from May, 1992 to December, 1995, President of THINK BIG!, Inc., Conshohocken, Pennsylvania, which sold oversized gift products.

   Paul S. Bachow has been, since December, 1985, President of Bachow and Associates, Inc. or its predecessor firms, Philadelphia, Pennsylvania, and affiliated companies, private companies engaged in the business of buying and operating manufacturing, distributing, communication and service companies. Mr. Bachow is also a director of Anadigics, Inc.

   Barry H. Feinberg has been, since January, 1992, President of Kaiser, Feinberg & Associates, Inc., Philadelphia, Pennsylvania, a marketing company. From July, 1992 to October, 1993, Mr. Feinberg was President of Nationwide Automotive, Inc., a retailer of automotive parts. Since 1991 Mr. Feinberg also has been an Adjunct Professor of Marketing at the Wharton School, University of Pennsylvania. Mr. Feinberg is also a director of Hibbett Sporting Goods, Inc. and Souper Salad, Inc.

   Barry H. Frank has been a partner in the law firm of Mesirov Gelman Jaffe Cramer & Jamieson, Philadelphia, Pennsylvania, general counsel to the Company, since May, 1987.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

   The Board of Directors holds formal meetings and also discusses matters on an informal basis. The Board held two meetings during the fiscal year ended January 31, 1996 and acted by written consent fourteen times during the year. The Company has no nominating committee. However, the Board has established an Audit Committee, a Stock Option Committee, a Compensation Committee and an Employee Savings and Protection Plan Committee ("ESP Plan Committee"). Each director attended all meetings of the Board and of Committees on which he served, except that Barry Feinberg did not attend one Board meeting and one Audit Committee meeting.

   The Audit Committee consists of Paul S. Bachow, Barry H. Feinberg and Barry H. Frank. The function of the Audit Committee is to recommend to the Board the employment of the Company's independent auditors and to review with management and the independent auditors the Company's financial statements, basic accounting and financial policies and practices, audit scope and competency of internal audit personnel. The Audit Committee held one meeting during the last fiscal year.

   The Stock Option Committee, consisting of Marvin Rounick, Warren Weiner and Jack A. Rounick, administers the Company's 1995 Incentive Stock Option Plan and determines the employees eligible to be granted incentive stock options and the number of options to be granted. The Stock Option Committee also administers the Company's Restricted Stock Incentive Plan and determines the employees eligible to be granted stock and the number of shares to be granted. The Stock Option Committee held no meetings and acted by written consent three times during the last fiscal year.

   The Compensation Committee consists of Paul S. Bachow, Barry H. Feinberg and Barry H. Frank. The function of the Compensation Committee is to consider and make recommendations to the Board of Directors, at its request, with respect to appropriate levels of compensation for the President, Executive Vice President, and other officers and employees of the Company. The Compensation Committee held no meetings during the last fiscal year.

   The ESP Plan Committee, consisting of Marvin Rounick, Warren Weiner and Stanley A. Uhr, Esq., administers the Company's Employee Savings and Protection Plan ("ESP Plan"), a 401(k) plan under the Internal Revenue Code. The ESP Plan Committee held no meetings during the last fiscal year.

   Directors of the Company, other than Directors who are also employees of the Company, receive $500 for each meeting of the Board of Directors and Committees of the Board attended, plus expenses.

                   COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL
                             SHAREHOLDER RETURNS

   The following graph compares the cumulative total shareholder return for the last five fiscal years for the Company's Common Stock to the annual cumulative total returns of (i) the NASDAQ Stock Market (US Companies) and
(ii) the Dow Jones Retailers -- Specialty Apparel Index (the "D-J Index").


     300|------------------------------------------------------------------|
        |                                                                  |
        |                                                                  |
        |                                                                  |
        |                                                                & |
        |                                                                  |
     250|------------------------------------------------------------------|
        |                                                                  |
        |                                                                  |
        |                                                                  |
        |                                                                  |
        |                                                                  |
     200|-------------------------------------&----------------------------|
        |                                                  &               |
        |                         &                                        |
        |                                                                  |
  D     |                                                                  |
  O     |              &                                                   |
  L  150|--------------o---------------------------------------------------|
  L     |                                                                  |
  A     |                         o                                      o |
  R     |              *                      o                            |
  S     |                                                  o               |
        |                                                                  |
     100|*&o---------------------------------------------------------------|
        |                         *                                        |
        |                                                                  |
        |                                     *                            |
        |                                                  *               |
        |                                                                  |
      50|------------------------------------------------------------------|
        |                                                                * |
        |                                                                  |
        |                                                                  |
        |                                                                  |
        |                                                                  |
       0|-|-----------|-----------|----------|-------------|-------------|-|
         1/91        1/92       1/93        1/94          1/95         1/96



===============================================================================
                                    LEGEND

   Symbol                  Index Description                 01/31/91   01/31/92    01/29/93   01/31/94    01/31/95  01/31/96
   ------                  -----------------                 --------   --------    --------   --------    --------  --------
    *        DEB SHOPS, INC.                                   100         126         95          76          62        42
    &        Nasdaq Stock Market (US Companies)                100         153        173         199         190       267
    o        Dow Jones Retailers -- Specialty Apparel Index    100         151        144         133         120       140

NOTES

 A. The lines represent annual index levels derived from compounded daily returns that include all dividends.
 B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
 C. If the annual interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
 D. The index level for all series was set to 100.0 on 01/31/91.
===============================================================================

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

   The following information is furnished for the fiscal years ended January 31, 1996, 1995 and 1994, respectively, with respect to the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company during the last fiscal year whose salary and bonus exceeded $100,000. Annual Summary Compensation Table includes amounts deferred at the officer's election.

                          SUMMARY COMPENSATION TABLE

                                                                                    Long Term Compensation
                                                                             -------------------------------------
                                              Annual Compensation                    Awards              Payouts
                                       -----------------------------------  ------------------------   -----------
                             Fiscal                                        Restricted    Securities
                              Year                           Other Annual     Stock      Underlying                  All Other
                             Ended     Salary      Bonus     compensation    Award(s)   Options/SARs   LTIP Payouts Compensation
Name and principal Position   1/31       ($)       ($)(1)       ($)(2)        ($)(3)        (#)            ($)       ($)(2)(4)
 -------------------------  -------   ---------  ---------    ------------  ---------   ------------   -----------  -----------
Marvin Rounick                1996    $408,834         --         --            --             --          --              --
 President and Chief          1995    $407,942         --         --            --             --          --              --
 Executive Officer            1994    $407,942         --         --            --             --          --              --

Warren Weiner                 1996    $300,194         --         --            --             --          --          $3,636
 Executive Vice               1995    $300,194         --         --            --             --          --          $3,232
 President, Secretary and     1994    $300,199         --         --            --             --          --          $2,929
 Treasurer

Barry Vesotsky (5)            1996    $145,588    $17,000         --            --         50,000          --          $3,300
 Vice President,              1995    $137,538    $40,000         --            --             --          --          $3,125
 Merchandising                1994    $133,408    $51,000         --            --             --          --          $2,741

Stanley A. Uhr                1996    $ 94,451    $10,000         --            --         30,000          --              --
 Vice President,              1995    $ 94,451    $20,000         --            --             --          --          $  765
 Real Estate and              1994    $ 94,150    $25,500         --            --             --          --          $1,935
 Corporate Counsel

Lewis Lyons                   1996    $ 78,539    $10,000         --            --         30,000          --          $1,800
 Vice President,              1995    $ 82,887    $20,000         --            --             --          --          $1,911
 Finance, and                 1994    $ 83,296    $25,500         --            --             --          --          $1,712
 Chief Financial Officer

- ------
Notes
(1) Consists of market value, at date of vesting, of restricted Common Stock issued under the Company's Restricted Stock Incentive Plan, which vests solely by lapse of time in approximately six months from date of grant, subject to earlier forfeiture upon termination of employment. Pending vesting, the grantee is entitled to vote the stock and to receive any cash dividends.

(2) The named executive officers received various personal benefits, the total value of which does not exceed for any such person the lesser of $50,000 or 10% of his annual salary and bonus.

(3) Awards of restricted stock are shown in Bonus column.

(4) Consists of Company contributions to the ESP Plan for the account of the named executive subject to vesting by lapse of time.

(5) Effective February 1, 1996, Barry Vesotsky is entitled to receive, in addition to his annual salary, a bonus based upon the incremental increase in earnings, on a consolidated basis, of the Company's apparel business. Such bonus will be equal to 2% of any such increase but will not exceed $150,000.

* Effective February 1, 1996, the Company and Allan Laufgraben entered into an Employment Agreement pursuant to which Mr. Laufgraben will serve as the Company's Senior Vice President-Merchandising. Mr. Laufgraben will be paid an annual salary of $250,000 and is entitled to receive a bonus based upon the incremental increase in earnings, on a consolidated basis, of the Company's apparel business. Such bonus is equal to 4% of any such increase but will not exceed $300,000.

STOCK OPTIONS

   The following table sets forth information regarding grants of stock options made during the Company's fiscal year ended January 31, 1996, to each of the named executive officers pursuant to the Company's 1995 Incentive Stock Option Plan:

                                                                      Potential Realized Value At Assumed
                             Individual Grants            Annual Rates of Stock Price Appreciation For Stock Term (1)
                     ----------------------------------   -----------------------------------------------------------
                                   Percentage of Total
                      Number of     Options Granted to
                       Options         Employees in       Exercise Price
       Name           Granted(#)      in Fiscal Year      ($ per share)    Expiration Date      5%($)       10%($)
 ------------------   -----------   -------------------   --------------   ---------------    ----------   ----------
Marvin Rounick  ...        N/A(2)            --                   --                --              --           --
Warren Weiner  ....        N/A(2)            --                   --                --              --           --
Barry Vesotsky  ...     50,000            14.08%              $ 3.25          01/31/01        $ 44,896     $ 99,208
Stanley A. Uhr  ...     30,000             8.45%              $ 3.25          01/31/01        $ 26,937     $ 59,525
Lewis Lyons  ......     30,000             8.45%              $ 3.25          01/31/01        $ 26,937     $ 59,525
Allan Laufgraben  .    200,000            56.34%              $ 3.25          01/31/01        $179,583     $396,832

- ------
(1) Potential realizable value is based on the assumption that the stock price of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price performance.

(2) Mr. Rounick and Mr. Weiner do not participate in the Company's 1995 Incentive Stock Option Plan.

EXERCISE OPTIONS

   The following table sets forth information regarding the exercise of stock options by each of the named executive officers of the Company during the fiscal year ended January 31, 1996, as well as the value of any unexercised options:

             AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                        FISCAL YEAR END OPTION VALUES

                                                            Total Number of      Value of Unexercised In-the-Money
                                                         Unexercised Options(#)   Options at Fiscal Year End($)(1)
                                                         ----------------------   ---------------------------------
                         Shares Acquired      Value
         Name            On Exercise(#)    Realized($)    Vested     Unvested         Vested           Unvested
 ---------------------   ---------------   -----------    --------   ----------   ---------------   ---------------
Marvin Rounick  ......         N/A(2)          --           --             --           --                --
Warren Weiner  .......         N/A(2)          --           --             --           --                --
Barry Vesotsky  ......          --             --           --         50,000           --                --
Stanley A. Uhr  ......          --             --           --         30,000           --                --
Lewis Lyons  .........          --             --           --         30,000           --                --
Allan Laufgraben  ....          --             --           --        200,000           --                --

- ------
(1) Options are In-the-Money at the fiscal year end if the fair market value of the underlying securities on such date exceeds the exercise or base price of the option.

(2) Mr. Rounick and Mr. Weiner do not participate in the Company's 1995 Incentive Stock Option Plan.

INSURANCE

   In 1983, the Company purchased split dollar increasing whole life insurance policies providing $5,000,000 coverage, each, for Marvin Rounick and Warren Weiner. In 1987, at the request of the insureds, the Company surrendered these policies, which had cash surrender values of $519,925 and $489,691, respectively, for new whole life policies in the amount of $20,000,000, each, on the joint lives of Marvin Rounick and his wife, and the joint lives of Warren Weiner and his wife. The cash surrender values of the prior policies were applied as prepaid premiums for the new policies. The policies are payable upon the death of the last to die of the executive and his spouse. No premiums were paid on these policies in the last fiscal year.

   Upon the death of an insured, or at such earlier date as the Company's interest in the policy may be terminated at the election of the Company or the owner of the policy, the Company will be entitled to receive from the death benefits or the cash surrender value, as the case may be, an amount equal to the greater of (i) all premiums paid by it directly or through loans on the policy, plus any remaining dividend credits, less any indebtedness to the insurance company incurred by the Company to pay premiums, or (ii) the amount of the cash surrender value of the policy. The balance of any death benefits will be paid to certain Rounick family and Weiner family insurance trusts, which are the owners and beneficiaries of the respective policies.

REPORT ON EXECUTIVE COMPENSATION

   The compensation of the President and Executive Vice President is set by the Board of Directors. The cash compensation of the other executive officers is set by the President, as authorized by the Board of Directors. The Stock Option Committee is authorized to make awards of incentive stock options, under the Company's 1995 Incentive Stock Option Plan, and restricted stock under the Company's Restricted Stock Incentive Plan.

   The Board of Directors has followed the practice of compensating the President and the Executive Vice President on the basis of fixed salaries, supplemented by various perquisites which are included as "salary" in the Summary Compensation Table. Such compensation is considered by the Board to be appropriate for those positions, irrespective of the Company's performance. The compensation of those officers has not, therefore, increased materially in years of above-average Company performance and has not decreased materially in years of below-average performance. The President and the Executive Vice President, alone or together with spouses and various trusts and partnerships for family members, are principal shareholders of the Company and, in the Board's view, derive sufficient incentive to maximize Company performance through their status as shareholders without receiving incentive compensation in addition to, or as part of, their regular compensation. Accordingly, neither the President nor the Executive Vice President receive bonuses or participate in either of the Company's two stock plans, the 1995 Incentive Stock Option Plan and the Restricted Stock Incentive Plan.

   The other executive officers of the Company are principally compensated through fixed salaries. In the past fiscal year, Messrs. Vesotsky, Uhr and Lyons received cash bonuses in recognition of their individual performances which increased their total compensation to levels which the Board considers to be within the range of competitive compensation rates for those positions.

   The foregoing report is submitted by the Board of Directors: Paul Bachow, Barry Feinberg, Barry Frank, Jack Rounick*, Marvin Rounick*, Warren Weiner*.

- ------
*Members of Stock Option Committee

       TRANSACTIONS WITH MANAGEMENT AND CERTAIN BUSINESS RELATIONSHIPS

   The Company leases its present warehouse and office facility totalling 280,000 square feet pursuant to a twenty year lease dated and effective June 15, 1982, as amended ("Lease") from the Blue Grass Partnership ("Lessor"), the partners of which are Marvin Rounick, Warren Weiner and Jack A. Rounick, and their respective spouses. Under the terms of the Lease, the Company must pay all maintenance, repairs, insurance, utilities, taxes, improvements and modifications to the facility. During the fiscal year ended January 31, 1996, the Company accrued and paid a rental expense of $550,000 under the Lease.

   A loan in the amount of $500,000 from the Pennsylvania Industrial Development Authority ("PIDA") was made to the Lessor in December, 1984. The PIDA loan is payable over a 15 year term at an interest rate of 5% per annum. The Company has guaranteed the repayment of the PIDA loan. At January 31, 1996, the outstanding principal amount of the PIDA loan was approximately $171,700.

   The Company believes that the terms of these transactions, including the Lease, are fair, reasonable and consistent with the terms that would have been available to the Company if made with unaffiliated parties.

   In its last fiscal year, the Company paid legal fees to the law firm of Mesirov Gelman Jaffe Cramer & Jamieson, its general counsel, and expects to pay legal fees to such firm during the fiscal year ending January 31, 1997. Barry H. Frank, a director of the Company, is a partner in that law firm.

   In December 1994 the Company made a $95,000 loan to Lewis Lyons, its Vice President, Finance and Chief Financial Officer. The loan, which was unsecured and without interest, is in the unpaid balance of $23,500 as of January 31, 1996.

                       EXCHANGE ACT REPORTS OF INSIDERS

   Based solely on a review of copies of reports filed with it under Section 16(a) of the Securities Exchange Act of 1934 ("Exchange Act") or written representations from persons required to file such reports, the Company has determined that its directors, officers and more-than-10% shareholders filed, when due, all reports required by Section 16(a) of the Exchange Act during the fiscal year ended January 31, 1996.

                          APPROVAL OF THE COMPANY'S
                       1995 INCENTIVE STOCK OPTION PLAN
                               (PROPOSAL NO. 2)

PURPOSE

   Effective October 20, 1995, the Board adopted an Incentive Stock Option Plan pursuant to Section 422 of the Internal Revenue Code of 1986, as amended ("Code"), known as the Deb Shops, Inc. 1995 Incentive Stock Option Plan (the "Plan"). The purpose of the Plan is to provide favorable opportunities for certain select key employees of the Company to purchase shares ("Shares") of the Common Stock of the Company, thereby encouraging them to acquire proprietary interests in the Company's Common Stock. Further, on account of the Plan, such key employees should have an increased incentive to contribute to the Company's future success and prosperity, thus enhancing the value of the Company for the benefit of its shareholders. The availability and offering of stock options under the Plan supports and increases the Company's possibility to attract and retain individuals of exceptional talent upon whom, in large measure, the sustained progress, growth and profitability of the Company depends.

ADMINISTRATION

   The Plan will be administered by the Compensation Committee or such other Committee (the "Committee") of the Board of Directors of the Company ("Board") which will be constituted to permit the Plan to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Committee will determine the recipients of options granted under the Plan ("Options"), the time at which Options will be granted and will set forth the terms, conditions and limitations subject to each Option granted under the Plan. The Committee will have full and exclusive power to interpret the Plan, to adopt rules, regulations and guidelines relating to the Plan, to grant waivers of plan restrictions permissible under applicable law and to make all of the determinations necessary for its administration. The Committee may at any time and from time to time accelerate the time at which all or a part of an Option may be exercised.

EFFECTIVE DATE AND TERM OF PLAN

   The Plan will become effective retroactive to October 20, 1995 as of the date on which it is approved by the shareholders of the Company. Options may be granted under the Plan prior to that date subject to such approval.

   The Plan will terminate ten years after the effective date of the Plan, subject to earlier termination by the Board. No option may be granted under the Plan after the termination of the Plan, but options previously granted may extend beyond that date.

SHARES SUBJECT TO THE PLAN

   The maximum aggregate number of Shares of Stock that may be delivered for all purposes under the Plan shall be 2,000,000, subject to standard anti-dilution provisions. If any Option is cancelled or terminates without having been exercised in full, the number of shares of Common Stock as to which such Option was not exercised will be available for future grants. Shares of Common Stock tendered by a Participant (as hereinafter defined) or withheld by the Company to pay the exercise price of an Option or to satisfy the tax withholding obligations of the exercise of an Option will be available again for grants under the Plan, but only to Participants who are not subject to Section 16 of the Exchange Act.

OPTIONS

   A. Nature of Options. An Option is an award entitling the holder ("Participant") to purchase a specified number of Shares of Common Stock at a specified exercise price. Both "incentive stock options" ("ISO") as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and nonqualified stock options ("NQSO") may be granted under the Plan. ISOs and NQSOs may be awarded only to employees.

   B. Exercise Price. The exercise price of each Option will be determined by the Committee, but will not be less than 100% of the fair market value of a Share at the date that the ISO is granted.

   C. Duration of Options. In no case will an ISO be exercisable more than ten years from the date the ISO was granted.

   D. Exercise of Options and Conditions. Options will become exercisable at such time or times, and on and subject to such conditions, as the Committee may specify, except that no Option may be exercised prior to the three hundred sixty-fifth (365th) day after such Option was granted.

   E. Payment for and Delivery of Stock. Full payment for shares acquired pursuant to the exercise of Options will be made at the time of exercise of the Option, in whole or in part. Payment of the purchase price will be made in cash or in such other form as the Committee may approve, including, without limitation, delivery of Shares of Common Stock.

AMENDMENTS AND TERMINATION

   The Committee will have the authority to make such amendments to any terms and conditions applicable to outstanding Options as are consistent with the Plan provided that, except for certain anti-dilution adjustments, no such action will modify such Options in a manner adverse to the Participant without the Participant's consent except as such modification is provided for or contemplated in the terms of the Option.

   The Board may suspend or terminate the Plans except that no such action may be taken without shareholder approval which would effectuate any change for which shareholder approval is required pursuant to Section 16 of the Exchange Act.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE 1995 PLAN

   The following description of certain federal income tax consequences of the Plan is based upon current statutes, regulations and interpretations and does not include state or local income tax consequences applicable to a person who receives stock based compensation under the Plan.

   Neither the option holder nor the Company incurs any federal tax consequences as a result of the grant of an ISO under the Plan.

   Upon the exercise of an NQSO, the difference between the exercise price and the fair market value of the shares on the Income Recognition Date (defined below) is taxable as ordinary income to the option holder as of such Income Recognition Date. The Income Recognition Date for shares received upon exercise of an NQSO under the Plan is the date of exercise (except in cases of persons subject to Section 16(b) of the Exchange Act, in which case the Income Recognition Date is generally the latter of the date of exercise or the date six (6) months after the date of grant, unless the option holder elects to recognize income as of the exercise date).

   At the time of a subsequent sale of any Shares of Common Stock obtained upon the exercise of an NQSO under the Plan, any gain or loss generally will be a capital gain or loss to the option holder. Such capital gain or loss will be long-term gain or loss if the sale occurs more than one (1) year after the Income Recognition Date and short-term gain or loss if the sale occurs one (1) year or less after the Income Recognition Date.

   The Company is entitled to a deduction for federal income tax purposes at the same time and in the same amount that the holder of an NQSO recognizes ordinary income, to the extent that such income is considered reasonable compensation under the Code, and provided that the Company satisfies the applicable reporting requirements. The Company is not entitled to a deduction with respect to any payment that constitutes an "excess parachute payment" pursuant to Section 280G of the Code or does not qualify as reasonable compensation pursuant to section 162 of the Code. Such payments subject to
Section 280G of the Code subject the participant to a 20% excise tax.

   An option holder will not recognize any income, and the Company will not be entitled to a deduction, upon the exercise of an ISO during the option holder's employment with the Company or within three (3) months after termination of employment (or longer in the event of termination by reason of death or disability); however, in certain circumstances, upon the exercise of an ISO, the option holder may be subject to the alternative minimum tax.

   Assuming that the option holder does not dispose of the Shares of Stock received within the "incentive stock option holding period," which is both two years after the ISO was granted and one (1) year after the transfer of Shares of Common Stock upon exercise of an ISO, any gain recognized by the option holder on the sale or exchange of the Shares of Common Stock will be treated as long-term capital gain and any loss sustained will be a long-term capital loss. If the Shares of Common Stock acquired upon exercise of an ISO are disposed of before the end of the incentive stock option holding period, the disposition may cause the option holder to recognize ordinary income.

   The affirmative vote of the holders of a majority of the shares of Common Stock entitled to notice of, and to vote at, the Annual Meeting is required in order to approve the Plan. Unless otherwise instructed, the Proxy holders will vote for approval of the Plan.

   THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE PLAN.

                   RELATIONSHIPS WITH INDEPENDENT AUDITORS

   The firm of Arthur Andersen LLP was the Company's independent auditors for the fiscal year ended January 31, 1996. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions of shareholders.

   The Board of Directors selects, upon recommendation by the Audit Committee, the independent auditors for the Company. The Board has not yet selected the independent auditors for the current fiscal year.

                SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

   Any proposal of a shareholder intended to be presented at the Annual Meeting of Shareholders in 1997 must be received at the Company's principal executive offices no later than December 27, 1996.

                                  FORM 10-K

   THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED BY THIS PROXY STATEMENT, ON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K INCLUDING FINANCIAL STATEMENTS AND THE SCHEDULES THERETO. SUCH WRITTEN REQUESTS SHOULD BE DIRECTED TO THE COMPANY AT 9401 BLUE GRASS ROAD, PHILADELPHIA, PENNSYLVANIA 19114, ATTENTION: CORPORATE COUNSEL.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                 DEB SHOPS, INC.

                  9401 Blue Grass Road, Phildelphia, PA 19114

   The undersigned hereby appoints Marvin Rounick and Warren Weiner, and each of them, proxies with full power of substitution to vote all the shares of Common Stock of Deb Shops, Inc., which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on May 22, 1996, at 10 A.M., local time, and at any adjournment thereof, upon the following matters set forth in the notice of such meeting.

                        (To Be Signed on Reverse Side.)

[X] Please mark your
    votes as in this example

                              FOR       WITHHELD   Nominees: Paul S. Bachow
1. Election of Directors:     [ ]         [ ]                Barry H. Feinberg
                                                             Barry H. Frank
                                                             Marvin Rounick
                                                             Jack A. Rounick
                                                             Warren Weiner
To withhold Authority for any individual nominee(s), check
the box, and insert the nominee(s) name on the line below:
FOR ALL
EXCEPT:
 [ ]
    -------------------------------------------------------

                                                    FOR    AGAINST  ABSTAIN
2. Approve the adoption of the 1995                 [ ]      [ ]      [ ]
   Incentive Stock Option Plan.

3. In their discretion, on such other business as may properly come before the Annual Meeting or any adjournment therof.

                    This Proxy when properly executed will be voted as specified above. If not otherwise specified, this Proxy will be voted FOR the election of the nominees of the Board of Directors named in Item 1 and for the approval of the adoption of the 1995 Incentive Stock Option Plan.

                    PLAESE MARK, SIGN, DATE AND RETURN IMMEDIATELY

SIGNATURE                      DATE     SIGNATURE                      DATE
         ----------------------    -----         ----------------------    -----

Note: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, give the full title. If a corporation, sign in full corporate name by President or other authorized officer. If a partnership, sign in partnership name by authorized persons.